                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                                        SECURITIES OWNED
                                                       COUNTRY OR    -----------------------
                                                        STATE OF                    PERCENT
                        NAME                          INCORPORATION     CLASS      OWNERSHIP
                        ----                          -------------     -----      ---------
Honeywell International Finance Corporation.........  Delaware       Common Stock     100
Honeywell Technology Solutions Inc. ................  Delaware       Common Stock     100
Honeywell Intellectual Properties Inc. .............  Arizona        Common Stock     100
Honeywell Specialty Wax & Additives Inc. ...........  Delaware       Common Stock     100
ASI Specialty Chemicals, L.L.C. ....................  Delaware       Common Stock     100
Grimes Aerospace Company............................  Delaware       Common Stock     100
Pittway Corporation.................................  Delaware       Common Stock     100
Prestone Products Corporation.......................  Delaware       Common Stock     100

                              -------------------

    The names of Honeywell's other consolidated subsidiaries, which are primarily totally-held by Honeywell, are not listed because all such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.